UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 3, 2008

Duckwall-ALCO Stores, Inc.
(Exact name of registrant as specified in charter)
Kansas	0-20269	48-0201080
(State or other jurisdiction	(Commission File	(IRS Employer
Of incorporation)	Number)	Identification No.)

401 Cottage, Abilene, KS		67410-2832
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(785) 263-3350

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2008, Duckwall-ALCO Stores, Inc. (the “Company”) issued a press release announcing the naming of Lawrence J. Zigerelli as President and Chief Executive Officer, taking over for Donny Johnson, who served as the Company’s Interim Chief Executive Officer since February 22, 2008. A copy of this press release is attached hereto as Exhibit 99.1.

Mr. Zigerelli, aged 49, previously served as Chairman of the Board and Chief Executive Officer of Levitz Furniture from January 2007 to January 2008. Prior thereto, Mr. Zigerelli  served as a retail consultant to Prentice Capital Management, L.P. He began his career with Procter & Gamble in 1980 and rose to the position of Vice President and General Manager of Puerto Rico/Caribbean, food and beverage for Latin America. In 1999, he joined drug store CVS Corp. as Executive Vice President of Corporate Development and eventually added the role of Executive Vice President of Marketing. In September 2002, he joined supercenter retailer Meijer Inc. as Senior Vice President of Marketing and Merchandising. He became President and a member of the Board of Directors of Meijer in April 2005 and served in that capacity until November 2006.

On July 1, 2008, the Company and Mr. Zigerelli executed an employment agreement (the “Employment Agreement”), an Incentive Stock Option Agreement (the “ISO Agreement”) and a Non-Qualified Stock Option Agreement (the “NQSO Agreement”, and, together with the Employment Agreement and the ISO Agreement, the “Agreements”). The Agreements were approved by the Compensation Committee and ratified by the Board of Directors. The Employment Agreement provides for compensation that is significantly performance-based.

The following description of the Agreements is only a summary and is qualified in its entirety by reference to the Agreements. Copies of the Employment Agreement and the NQSO Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively. The ISO Agreement is substantially in the form of the form of Incentive Stock Option Agreement under the Company’s Incentive Stock Option Plan, as previously filed.

Position	• President and Chief Executive Officer
Term	• At-will (no term)
Salary	• $400,000 annual base salary
Annual Bonus

•    Performance-based bonus for each of two consecutive 12-month bonus periods, beginning with the 12-month period starting August 4, 2008, with the potential to earn no bonus and up to 150% of annual base salary depending on the Company’s performance against return on equity goals for the applicable bonus period.

Equity

•    100,000 options to purchase shares of common stock of the Company (“Common Stock”) granted at the closing sale price of the Common Stock on the Nasdaq Global Market, as of 4:00 p.m., EDT, on the start date of July 1, 2008, vesting 25% each year beginning on the first anniversary of the grant date, pursuant to the ISO Agreement.

•    10,000 options to purchase shares of Common Stock granted at the closing sale price of the Common Stock on the Nasdaq Global Market, as of 4:00 p.m., EDT, on the start date of July 1, 2008, vesting 25% each year beginning on the first anniversary of the grant date, pursuant to the NQSO Agreement.

Severance for Termination without “Cause” or Resignation with “Good Reason”

•    Upon involuntary termination or termination with Good Reason and subject to release of claims, twelve months salary paid over time, a pro-rated bonus in year of termination if earned and if employment is terminated more than six months after the commencement of the applicable bonus period, all as described in more detail in Section 6 of the Agreement.

Other Terms	• Benefits, including relocation and other reimbursements associated with commencement of employment, as described in more detail in Section 4(d) of the Agreement.
Covenants	• Includes confidentiality, non-disparagement, and twelve-month non-solicitation and non-competition following termination of employment.

Other than arrangements or understandings with directors and officers of the Company acting solely in their capacity as such, there are no arrangements or understandings between Mr. Zigerelli and any other persons naming Mr. Zigerelli as an officer. There are no familial relationships between Mr. Zigerelli and any other officer or director of the Company. Neither Mr. Zigerelli nor any immediate family member of Mr. Zigerelli has been a party to any transaction or currently proposed transaction in which the Company was or is a participant and the amount exceeds $120,000, and in which Mr. Zigerelli or any immediate family member had or will have a direct or indirect material interest.

Donny R. Johnson has been appointed to the new role of Executive Vice President and Chief Financial Officer, effective as of July 1, 2008. Mr. Johnson will continue to operate under the same terms and conditions of the employment agreement he previously executed with the Company, except that his salary will remain at $275,000, which was increased when he was appointed to interim Chief Executive Officer.

Jon A. Ramsey has been appointed Vice President and Controller, effective as of July 1, 2008.

Item 7.01 Regulation FD Disclosure.

On July 1, 2008, the Company and Mr. Zigerelli entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) whereby Mr. Zigerelli purchased 10,000 shares of Common Stock at a purchase price for each share equal to the closing sale price of a share of Common Stock on the Nasdaq Global Market, as of 4:00 p.m., EDT, on the date of the Stock Purchase Agreement.

The following description of the Stock Purchase Agreement is only a summary and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.3.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release issued on July 2, 2008, by the Company.

Item 9.01. Exhibits.

(d) Exhibits

10.1 Employment Agreement, dated July 1, 2008

10.2 NQSO Agreement, dated July 1, 2008.

10.3 Stock Purchase Agreement, dated July 1, 2008

99.1 Press Release dated July 2, 2008, furnished solely for the purpose of incorporation by reference into Items 5.02 and 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCKWALL-ALCO STORES, INC.

Date: July 3, 2008	By:	/s/ Donny R. Johnson
Donny R. Johnson
Executive Vice President and Chief Financial Officer